UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 25, 2026

Goldman Sachs Real Estate Finance Trust Inc

(Exact name of registrant as specified in its charter)

Maryland	000-56667	99-2025085
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

200 West Street, New York, New York
10282
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (212) 902-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 28, 2026, REFT Stanton Street LLC (“Seller”), an indirect, wholly-owned subsidiary of Goldman Sachs Real Estate Finance Trust Inc (the “Company”), entered into a Master Repurchase Agreement (together with the related transaction documents, the “Repurchase Agreement”) with The Bank of Nova Scotia, Houston Branch (“Scotiabank”), as buyer (in such capacity, “Buyer”), to finance the acquisition and origination by Seller of commercial real estate loans consistent with its investment objectives and satisfying certain eligibility conditions set forth in the Repurchase Agreement. The Repurchase Agreement provides for asset purchases by the Buyer of up to $500 million (the “Facility”).

Advances under the Repurchase Agreement accrue interest at a per annum rate equal to the Term Secured Overnight Financing Rate (“SOFR”) for a one-month period plus a spread determined for each asset purchase and set forth in the related confirmation for each transaction (the “Purchase Price Differential”). The initial maturity date of the Facility is September 28, 2029 (the “Stated Termination Date”), subject to (i) an option by Seller to extend the Stated Termination Date for one additional one-year period, which extension may be granted or withheld in the Buyer’s sole and absolute discretion and is subject to the satisfaction of certain customary conditions set forth in the Repurchase Agreement, and (ii) a single term-out period extending the maturity to the scheduled maturity date of the last outstanding purchased asset, during which Seller may not enter into new transactions, subject to satisfaction of certain conditions set forth in the Repurchase Agreement.

In connection with the Repurchase Agreement, the Company provided a Guaranty (the “Guaranty”), under which the Company guarantees up to a maximum aggregate liability of 25% of the outstanding purchase price, accrued and unpaid Purchase Price Differential, fees, costs and other amounts due from Seller under the Repurchase Agreement. All obligations under the Guaranty, including the Company’s liability for actual losses, damages, costs and expenses incurred by the Buyer resulting from customary “bad boy” events described in the Guaranty, are subject to the foregoing cap. The Guaranty may become full recourse to the Company, without regard to such cap, upon the occurrence of certain events, including voluntary bankruptcy or insolvency filings by Seller or the Company, collusion in involuntary bankruptcy filings, the making of a general assignment for the benefit of creditors, or a material breach of the separateness covenants in the Repurchase Agreement resulting in a substantive consolidation of Seller’s assets and/or liabilities with those of any other person in connection with a bankruptcy or insolvency proceeding.

The Repurchase Agreement and the Guaranty contain representations, warranties, covenants (including financial covenants), events of default and indemnities that are customary for similar repurchase facilities.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On September 25, 2026, the Company held its 2026 Annual Meeting of Stockholders (the “Annual Meeting”). Because 6,705,155 shares of the Company’s common stock, or approximately 35.32% of the 18,982,268 total shares of the Company’s common stock entitled to vote at the Annual Meeting, were present online or by proxy, a quorum was present at the Annual Meeting, as required by the Company’s bylaws. The immediately following charts set forth the number of votes cast for and against, and the number of abstention votes and broker non-votes, with respect to each matter voted upon by the stockholders.

Proposal 1 - Election of Directors

The following seven individuals were elected to the Company’s board of directors to serve as directors until the next annual meeting of stockholders and until their successors have been duly elected and qualified.

	Votes For	Votes Against	Votes Abstained	Broker Non-Votes
James Garman	6,345,368	37,480	322,307	—
Jeffrey Fine	6,345,368	37,480	322,307	—
Richard Spencer	6,353,358	29,490	322,307	—
Glenn Rufrano	6,346,815	40,292	318,048	—
Gwendolyn Hatten Butler	6,352,629	34,479	318,047	—
Trisha Miller	6,352,629	34,479	318,047	—
Simon M. Turner	6,346,815	40,292	318,048	—

Proposal 2 - Ratification of the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for the Year Ending December 31, 2026

The appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2026 was ratified.

Votes For	Votes Against	Votes Abstained
6,346,009	25,385	333,761

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2026	Goldman Sachs Real Estate Finance Trust Inc

	By:	/s/ Mallika Sinha
	Name:	Mallika Sinha
	Title:	Chief Financial Officer